Exhibit 99.1


IXYS Corporation Announces Record Revenues and Backlog In June Quarter

    Sixth Consecutive Quarter of Revenue Growth


    SANTA CLARA, Calif.--(BUSINESS WIRE)--July 30, 2007--IXYS
Corporation (NASDAQ:IXYS) today reported record net revenues of $75.9 million for the first fiscal quarter ended June 30, 2007, an increase of 12.0%, as compared with net revenues of $67.7 million for the same period in the prior fiscal year. This is the sixth quarter of consecutive revenue growth for the company.

    "Strong revenues reflect the strength and breadth of our business lines, with technologies that extend across global sectors," stated Dr. Nathan Zommer, President and CEO of IXYS. "Our semiconductor business is focused on our high-margin core competencies: industrial, medical and telecom, in which we have long-standing customer relationships. Simultaneously, we expanded our reach to address the power efficiency demands of consumers and power-intensive industries."

    Dr. Zommer continued, "High demand in our products during the quarter resulted in a record backlog of $109 million and a book-to-bill ratio of 1.06. We also experienced a sequential significant increase in our gross margins. We continue to invest in R&D and our efforts to increase our gross profit margins are starting to pay off. Our performance demonstrates our growth business mode as we report six consecutive quarters of revenue growth, the last four of which were record revenue quarters."

    Highlights for the quarter ended June 30, 2007:

    --  Gross margins now at 29.5% of net revenues

    --  Record backlog of $109 million, up 4% from prior quarter

    --  Strong book-to-bill ratio of 1.06

    --  Operating and SG&A expenses lower than March quarter

    --  IXYS repurchased 239,200 shares for $2.3 million

    Gross profit was $22.4 million, or 29.5% of net revenues, for the quarter ended June 30, 2007, as compared to gross profit of $21.9 million, or 32.3% of net revenues, for the same quarter in the prior fiscal year.

    Net income for the quarter ended June 30, 2007, was $7.0 million, or $0.21 per diluted share, as compared to $24.3 million, or $0.68 per diluted share, for the same quarter in the prior fiscal year.

    The results for the quarter ended June 30, 2007, and for the same quarter in the prior fiscal year, included credit adjustments of $4.8 million and $36.8 million, respectively, to record the court's reduction of awards previously made to LoJack Corporation and the impact of various adjustments to deferred tax assets, which are in the nature of one-time events. Excluding the impact of these adjustments in the respective quarters, net income for the quarter ended June 30, 2007 would have been $4.3 million, or $0.13 per share, diluted, as compared to what would have been a net income of $2.6 million, or $0.07 per diluted share, for the same quarter in the prior fiscal year.

    "We plan to continue buying back shares under our authorized stock buyback program," commented Uzi Sasson, COO and CFO. "Looking forward, we continue to work on improving margins, reducing costs, and building more customer relationships, with the expectation for further company growth. That being said, we typically experience some cyclical weakness during the summer months, especially in Europe. We therefore project revenues for the September 2007 quarter to be relatively flat as compared to the June quarter."

    ABOUT IXYS

    Since its inception in 1983, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency. IXYS is a U.S. pioneer in the development of power semiconductors that effectively monitor electrical voltage to produce maximum effect with the least expenditure of energy.

    Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS' power semiconductors and mixed-signal integrated circuits can play a vital role in reducing energy costs and consumption -- as their products regulate the amount of energy utilized by everyday products. With a customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a significant provider of power semiconductors in the U.S.

    With products to improve efficiencies in the alternative and renewable energy industry, IXYS focuses on providing power semiconductors for equipment used in harnessing wind and solar power for conversion to the U.S. electrical power grid. In addition, IXYS' R&D teams also developed solar cell arrays and cards for charging portable batteries -- with potential applications for traditional alkaline batteries, laptops, cell phones, RFID tags and sensors, to name a few.

    IXYS, and its subsidiary companies, offer a diversified product base that addresses worldwide needs for power conversion, electrical efficiency and renewable energy.

    Non-GAAP Financial Information

    Included above and within the attached schedules are certain non-GAAP financial figures. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance because they exclude the impact of the litigation provision related to the LoJack litigation and the impact of various adjustments to deferred tax assets, which are in the nature of one-time events. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net income per share, or other financial measures prepared in accordance with GAAP.

    Safe Harbor Statement

    The foregoing press release contains forward-looking statements, including those related to our backlog, our book-to-bill ratio, our work on margins, costs and customer relationships, our expectations for future growth, our plans for stock repurchases and our projection of revenues for the September 2007 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business and capacity limits on our ability to manufacture our products, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS' Form 10-K for the fiscal year ended March 31, 2007, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

    Additional information may be obtained by visiting IXYS' website at http://www.ixys.com, or by contacting the company directly.



                           IXYS CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)

                                                    June 30, March 31,
                                                      2007      2007
                                                    -------- ---------
       ASSETS
Current assets:
   Cash and cash equivalents                        $ 55,677 $  54,196
   Accounts receivable, net                           46,130    42,519
   Other receivables                                   1,763     2,006
   Inventories, net                                   85,304    85,965
   Prepaid expenses and other current assets           1,822     1,262
   Deferred income taxes                              12,366    14,345
                                                    -------- ---------
       Total current assets                          203,062   200,293
Plant and equipment, net                              48,203    48,741
Other assets                                          14,479    11,780
Deferred income taxes                                 12,750    12,827
                                                    -------- ---------

       Total assets                                 $278,494 $ 273,641
                                                    ======== =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current portion of capitalized lease
      obligations                                      3,772 $   3,686
     Current portion of notes payable to bank          1,023     1,012
     Accounts payable                                 20,508    19,926
     Accrued expenses and other current liabilities   29,728    33,261
                                                    -------- ---------
       Total current liabilities                      55,031    57,885
Capitalized lease and other long term obligations,
 net of current portion                               21,235    17,772
Pension liabilities                                   16,713    16,875
                                                    -------- ---------
       Total liabilities                              92,979    92,532
                                                    -------- ---------

Common stock                                             350       350
Additional paid-in capital                           141,815   143,038
Retained earnings                                     34,209    29,605
Accumulated other comprehensive income                 9,141     8,116
                                                    -------- ---------
       Stockholders' equity                          185,515   181,109
                                                    -------- ---------

       Total liabilities and stockholders' equity   $278,494 $ 273,641
                                                    ======== =========




                           IXYS CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                                    Three Months Ended
                                                    June 30, June 30,
                                                    -------- ---------
                                                       2007      2006
                                                    -------- ---------

Net revenues                                        $75,901  $ 67,741
Cost of goods sold                                   53,513    45,857
                                                    -------- ---------
     Gross profit                                    22,388    21,884
                                                    -------- ---------

Operating expenses:
     Research, development and engineering            5,073     5,108
     Selling, general and administrative             10,840    12,056
     Litigation provision                            (4,784)  (36,827)
                                                    -------- ---------
             Total operating expenses                11,129   (19,663)
                                                    -------- ---------
     Operating income                                11,259    41,547
Other income (expense), net                             613      (844)
                                                    -------- ---------
     Income before income tax provision              11,872    40,703
Provision for income tax expense                      4,868    16,407
                                                    -------- ---------

Net income                                          $ 7,004  $ 24,296
                                                    ======== =========

Net income per share - basic                        $  0.22  $   0.71
                                                    ======== =========

Weighted average shares used in per share
 calculation - basic                                 32,490    34,172
                                                    ======== =========

Net income per share - diluted                      $  0.21  $   0.68
                                                    ======== =========

Weighted average shares used in per share
 calculation - diluted                               33,790    35,575
                                                    ======== =========




GAAP reconciliation to non-GAAP
(In thousands, except per share amounts)

                                                      Quarter Ended
                                                   30-Jun-07 30-Jun-06
                                                   --------- ---------

Net income, as reported (GAAP)                      $ 7,004  $ 24,296
Adjustments to GAAP net income:
    Litigation provision and related tax effects     (2,733)  (21,742)

                                                   --------- ---------
Non-GAAP net income                                 $ 4,271  $  2,554
                                                   ========= =========

Net income per share-basic, as reported (GAAP)      $  0.22  $   0.71
Adjustments to GAAP net income per share-basic:
    Litigation provision and related tax effects      (0.09)    (0.64)

                                                   --------- ---------
Net income per share-basic, (non-GAAP)              $  0.13  $   0.07
                                                   ========= =========

Net income per share-diluted, as reported (GAAP)    $  0.21  $   0.68
Adjustments to GAAP net income (loss) per share-
 diluted:
    Litigation provision and related tax effects      (0.08)    (0.61)

                                                   --------- ---------
Net income per share-diluted, (non-GAAP)            $  0.13  $   0.07
                                                   ========= =========

Weighted average shares used in per share calculation
   Basic                                             32,490    34,172
   Dilutive weighted average share                    1,300     1,403
                                                   --------- ---------
   Diluted                                           33,790    35,575



    CONTACT: IXYS Corporation
             Uzi Sasson, 408-982-0700
             COO & CFO